EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-50137, 333-90293, 333-56606, 333-89184, 333-102147, 333-105193, 333-106594 and 333-126121) and the Registration Statements on Form S-3 (File Nos. 333-65035, 333-48540, 333-71958, 333-84914, 333-99033, 333-102186, 333-106589, 333-111818, 333-117107 and 333-148115) of Superconductor Technologies Inc. of our report dated March 3, 2006 except for the reverse stock split discussed in note 2, as to which the date is March 13, 2006, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
March 27, 2008